Exhibit 10.1

Amendment of Clean Diesel Technologies, Inc.

8% Subordinated Convertible Promissory Note

Kanis S.A. (the “Purchaser”), with an address c/o S G Associates Limited, 82Z Portland Place, London, England, W1B 1NS, hereby agrees with Clean Diesel Technologies, Inc., a Delaware corporation (the “Company”), with an office at 4567 Telephone Road, Suite 100, Ventura, California, USA 93003 to this Amendment, which alters the original 8% Subordinated Convertible Promissory Note, referenced above, governing the terms of purchase US$3,000,000 aggregate principal amount of the Company’s 8.0% subordinated convertible notes due May 10, 2016 (the “Notes”) upon the terms hereby Amended as set forth below, as to which Company and Purchaser agree. Any terms not specified as amended below remain unchanged. The offering of the Notes is made pursuant to and in reliance upon Regulation S promulgated under the U.S. Securities Act of 1933, as amended (the “Act”).

Amendment:

Purchaser and Company hereby agree to the following amendment to the Notes:

Page 2 of the Notes, first paragraph reads:

The maturity of this Note may be accelerated by Holder in the event that (i) Maker is in breach or default of any of the terms, conditions or covenants of this Note or any other agreement of Maker with Holder or its affiliates or (ii) the Holder provides written notice to Maker, not less than 30 days prior to such date, that it elects to accelerate the maturity to a date not earlier than November 11, 2012.

Amendment: (ii) of the paragraph is amended so that November 11, 2012 is stricken and replaced with May 12, 2013.

Both parties hereby consent to the above-described Amendments.

CLEAN DIESEL TECHNOLOGIES, INC.		KANIS, S.A.

By	/s/ Nikhil A. Mehta	By	/s/ John Kanis
Name: Nikhil A. Mehta		Name: John Kanis
Title: Chief Financial Officer Dated: February 16, 2012		Title: Director Dated: February 16, 2012